EXHIBIT 99.1

Meridian Holdings Reports Third Quarter 2026 Results

Third-Quarter Revenue of $46.0 Million; Net Loss Attributable to Meridian Holdings of $13.3 Million Which Reflects $11.5 Million of Non-Cash Impairment Charges, Including Brazil

Nine-Month Revenue Up 10% to $146.3 Million. Meridianbet Group Nine-Month Revenue Up 16% to $103.8 Million, Led by Online Casino Up 21%

Nine-Month Operating Cash Flow of $17.7 Million; Total Debt Down 47% to $24.1 Million; Net Debt (Non-GAAP) Down 65% to $8.1 Million, a Seventh Consecutive Quarter of Deleveraging, Without Raising Additional Equity Capital

LAS VEGAS, NV – November 10, 2026 (NEWMEDIAWIRE) – Meridian Holdings Inc. (NASDAQ: MRDN) (“Meridian Holdings” or the “Company”), a sports betting and gaming group, today announced financial results for the third quarter ended September 30, 2026.

Zoran Milosevic, Chief Executive Officer of Meridian Holdings, commented, “This was a challenging quarter, impacted by customer-favorable sports results, regulatory developments in Brazil and higher operating costs. Brazil suspended fixed-odds betting, including online casinos, by all operators. Our core business remains healthy and outside one-off adjustments continues to generate cash to drive its own growth. Meridianbet Group grew revenue 16% for the nine months ended September 30, 2026, compared to the prior year’s nine-month period, led by online casino, up 21%, period over period. At the consolidated level, Meridian Holdings generated $17.7 million in operating cash flow, sufficient to fund all of our investments while continuing to reduce debt for a seventh straight quarter. Our full-year outlook reflects the challenges faced during the third quarter. In the fourth quarter, historically our strongest, we expect higher betting volume and continued momentum in online casino. We remain focused on improving margins and driving operational efficiency through more targeted marketing and promotional costs, continued optimization of our retail footprint and expected growth in higher-margin online casino, with a goal of returning to the profitability we demonstrated in the first half of 2026.”

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Third-quarter revenue was $46.0 million, down 3% year-over-year, and the net loss attributable to Meridian Holdings was $13.3 million. The Company recorded $11.5 million of non-cash impairment charges during the quarter, contributing significantly to the reported loss. Net loss was $14.7 million and Adjusted EBITDA (non-GAAP, see “Non-GAAP Financial Measures”, below) was $0.4 million for the three months ended September 30, 2026. For the first nine months of 2026, revenue grew 10% year-over-year to $146.3 million, and the Company repaid $9.0 million of debt.

Of the impairment charges, $5.5 million related to the full write-off of the Brazilian gaming license and the related intangible assets after Brazil prohibited fixed-odds betting during the third quarter of 2026. A further $5.9 million related to a goodwill impairment in the reporting unit that holds RKingsCompetitions Ltd., (“RKings”), our 80% interest in Classics Holdings Co. Pty Ltd., which owns Classics For A Cause Pty Ltd (“Classics For a Cause”) and GMAG, after continued operating losses. After the $5.9 million goodwill impairment in the third quarter of 2026, goodwill on the balance sheet was $3.0 million as of September 30, 2026. Third-quarter results also reflect customer-favorable sports results, lower revenue at RKings and Classics for a Cause, and higher operating costs, including marketing around the FIFA World Cup at Meridianbet Group and bad-debt expense at GMAG.

Third Quarter and Nine-Month 2026 Financial Highlights

•	Company revenue of $46.0 million for the three months ended September 30, 2026, a decrease of $1.4 million or 3% year-over-year, as revenue at RKings and Classics for a Cause fell $2.2 million, or 19%, to $9.1 million. Revenue for the nine months ended September 30, 2026, was $146.3 million, up 10% from $133.3 million for the nine months ended September 30, 2025.

o

Meridianbet Group grew revenue 2% to $33.1 million for the three months ended September 30, led by online casino, up 17% to $17.1 million. Compared with the third quarter of 2025, new registrations rose 25% to 458,680 and customers deposited $101.1 million during the quarter, up 9%. For the nine months ended September 30, 2026, Meridianbet Group revenue rose 16% to $103.8 million, and online casino revenue rose 21% to $46.9 million.

o

Average deposit levels at Meridianbet Group rose 18% in the third quarter of 2026 compared with the third quarter of 2025. Expanse Studios grew its revenue from third-party operators by 114%. In addition, MexPlay in Mexico grew revenue 55%, with first-time depositors up 35%, each in the third quarter of 2026 compared with the third quarter of 2025.

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•	Net loss attributable to Meridian Holdings for the three months ended September 30, 2026, was $13.3 million, or $(1.05) per basic and diluted share, including $11.5 million of non-cash impairment charges, compared with net income of $0.6 million, or $0.05 per basic and diluted share, in the third quarter of 2025. Net loss attributable to Meridian Holdings for the nine months ended September 30, 2026, was $8.8 million, or $(0.70) per basic and diluted share, compared with a net loss of $3.2 million, or $(0.29) per basic and diluted share.

•	Operating cash flow of $17.7 million for the nine months ended September 30, 2026, up 3% year-over-year from $17.1 million, fully funded the Company’s investment activities and $9.0 million in debt repayment. Free cash flow (non-GAAP, see “Non-GAAP Financial Measures”, below), defined as operating cash flow less capital expenditure of $4.6 million and lease repayments of $2.2 million, increased to $10.9 million for the nine months ended September 30, 2026, from $2.5 million in the prior-year period, when capital expenditure totaled $12.7 million.

•	Gross profit was $24.8 million for the three months ended September 30, 2026, compared with $26.4 million in the third quarter of 2025, with gross margin of 54.0%, compared with 55.8% in the prior year’s period, reflecting the lower sports betting margin after customer-favorable sports results. Gross profit for the nine months ended September 30, 2026, rose 6% to $79.8 million. Net loss was $14.7 million and Adjusted EBITDA (non-GAAP) was $0.4 million for the three months ended September 30, 2026, compared with net income of $0.4 million and Adjusted EBITDA of $4.8 million for the three months ended September 30, 2025 (on the current definition; see “Non-GAAP Financial Measures”, below). For the nine months ended September 30, 2026, net loss was $10.6 million and Adjusted EBITDA was $12.6 million, compared with a net loss of $3.6 million and Adjusted EBITDA of $14.0 million for the nine months ended September 30, 2025. The third-quarter decrease of $4.5 million in Adjusted EBITDA reflected $1.6 million of lower gross profit, mainly in online sports betting and at RKings and Classics for a Cause, partly offset by higher online casino gross profit; $0.9 million of higher bad-debt expense, primarily related to additional allowances for doubtful accounts and receivable write-offs in GMAG's B2B gaming content resale business; $0.4 million of higher marketing expenses, primarily related to the FIFA World Cup; $0.4 million of higher rent and utilities, mainly due to new betting shops; $0.3 million of higher salaries; and approximately $0.9 million of higher other operating costs.

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•	The Company had cash and cash equivalents of $16.0 million as of September 30, 2026, compared with $7.8 million of bank and other loans. Total debt was $24.1 million as of September 30, 2026, down 47% from September 30, 2025, and net debt (non-GAAP, see “Non-GAAP Financial Measures”, below) was $8.1 million, down 65% from September 30, 2025. The quarter ended September 30, 2026 represented the Company's seventh consecutive quarter of deleveraging. Bank and other loans fell 55% since December 31, 2025, and interest expense for the nine months ended September 30, 2026, fell 74% to $0.9 million. The Company believes its cash on hand is sufficient to meet its current working capital and capital expenditure requirements for a period of at least twelve months.

•	In September 2026, the Company extended the remaining $15.6 million of acquisition consideration owed to the former owners of Meridianbet Group, who are related parties, to November 1, 2031, with no interest. The Company may settle it earlier at its discretion.

•	Shares outstanding as of September 30, 2026, were 12,681,533, up 0.10% in the quarter and 0.32% since December 31, 2025. The Company raised no equity capital in 2026, made no share repurchases in the quarter and reports share-count figures every quarter.

Segment Performance

•	Meridianbet Group: Revenue of $33.1 million for the three months ended September 30, 2026, up 2% year-over-year, representing 72% of Company revenue for the period. Online casino revenue rose 17% to $17.1 million for the three months ended September 30, 2026, compared with the third quarter of 2025. For the nine months ended September 30, 2026, online casino revenue rose 21% to $46.9 million compared with the same period of 2025; the casino added new game providers in the third quarter and offered more than 2,500 games as of September 30, 2026.

o	Online sports betting revenue for the three months ended September 30, 2026, fell 15% year-over-year, or $1.6 million, to $8.7 million, as customer-favorable sports results lowered the online sports betting margin to 7.4%, compared with 8.2% in the third quarter of 2025. Sequentially, online sports betting revenue declined by $4.4 million, from $13.1 million in the second quarter of 2026 to $8.7 million in the third quarter of 2026. Betting volume was broadly stable, while the online sports betting margin decreased to 7.4% from 10.7% in the second quarter of 2026. Third-quarter retail revenue, from retail sports betting and retail casino, was $6.5 million, compared with $6.7 million in the third quarter of 2025.

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o	For the nine months ended September 30, 2026, compared with the nine months ended September 30, 2025, online sports betting revenue rose 12% to $33.5 million, helped by wider live streaming coverage, with a margin of 8.9%, compared with 9.1% a year earlier. Over the same period, retail casino revenue rose 24% to $12.5 million, helped by more than 100 new slot machines.

o	In the third quarter of 2026, compared with the third quarter of 2025, customers deposited $101.1 million, up 9%; online casino gross gaming revenue (stakes less winnings paid, before bonuses and gaming taxes) rose 17% to $18.0 million; and the average deposit per depositor (total deposits divided by the number of depositors in the quarter) rose 18% to $457.

o	Meridianbet Group segment income from operations was $0.7 million in the third quarter of 2026, compared with $4.6 million in the prior-year period, primarily reflecting lower online sports betting margins resulting from customer-favorable sports outcomes and higher operating expenses, including increased marketing costs associated with the FIFA World Cup, higher rent and utility expenses related to the expansion of retail betting operations, and increased personnel and other operating costs.

•	Expanse Studios (included in Meridianbet Group results above): In the third quarter of 2026, compared with the third quarter of 2025, the Company's game studio grew revenue from third-party operators 114%, with unique players up 52%, pay-in (total stakes placed on Expanse games by third-party operators' players) up 104% and gross gaming revenue up 71%. The studio released 14 new games in the third quarter of 2026, including Wilder Icy Fruits and Throne of Ra, and had 101 proprietary titles as of September 30, 2026. In the third quarter of 2026, the studio received further certification in Sweden. Gates of Olympia, a new Expanse game, became one of the three most popular games at Meridianbet's online casino in the first nine months of 2026.

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•	RKings and Classics for a Cause: Combined revenue of $9.1 million for the three months ended September 30, 2026, down 19% year-over-year, primarily reflecting lower transaction volumes and average customer spending due to increased market competition, changes in customer purchasing behavior and reduced effectiveness of certain digital advertising channels, which adversely affected customer acquisition and engagement. RKings and Classics for a Cause represented approximately 20% of the Company’s revenue in the third quarter of 2026. For the nine months ended September 30, 2026, compared with the same period of 2025, segment revenue was $32.0 million, down 3%. Amendments to Australia's Interactive Gambling Act that apply to trade promotion gambling services will take effect on January 1, 2027. Classics for a Cause is working on changes to its business model to comply with the new regulatory requirements. The Company continues to assess the potential impact, as described in its Form 10-Q for the quarter ended September 30, 2026. Segment income from operations was $0.1 million for the three months ended September 30, 2026, compared with $0.6 million for the three months ended September 30, 2025.

•	GMAG (including MexPlay): Revenue of $3.7 million for the three months ended September 30, 2026, up 5% year-over-year, representing 8% of Company revenue for the period, with gross margin of 35.8%, compared with 33.1% for the three months ended September 30, 2025. In the third quarter of 2026, the segment deployed 2,311 new games, up 25% from the third quarter of 2025, and added 10 new content providers. MexPlay, the segment's online casino in Mexico, grew revenue 55% year-over-year to $0.9 million for the three months ended September 30, 2026, with first-time depositors up 35% and registrations up 19% compared with the third quarter of 2025. The segment's loss from operations of $0.6 million for the three months ended September 30, 2026, included $0.8 million of bad-debt expense.

Brazil

On September 25, 2026, Brazil's Provisional Measure No. 1,394/2026 was issued, prohibiting fixed-odds betting, including online casinos, by all operators in the country. Operators were required to take their platforms offline and return player balances in early October 2026, and the measure terminated existing federal authorizations 30 days after publication, without reimbursement of the authorization fees already paid. The Company suspended its operations in Brazil in line with the measure and wrote off the Brazilian license and related intangible assets in full, a non-cash charge of $5.5 million during the three months ended September 30, 2026. Revenue from Brazil was not material to the Company. The Company does not expect to resume its gaming operations in Brazil during the remainder of 2026. The Company intends to keep a limited local presence in Brazil while Congress and the courts decide on the measure, with an office and minimal operating costs, and will decide its next steps in Brazil based on their outcome.

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Updated Full-Year 2026 Preliminary Outlook

The Company is updating the second-half 2026 outlook it issued on July 29, 2026, with a full-year outlook, below. The second-half 2026 outlook should no longer be relied upon. The Company now expects full-year 2026 revenue of between $195 million and $198 million, assuming that the Company does not resume operations in Brazil in 2026. The revision reflects the suspension of the Company's operations in Brazil, lower expected revenue at RKings and Classics for a Cause, and third-quarter sports results that favored customers. The outlook assumes continued lower revenue at RKings and Classics for a Cause in the fourth quarter. However, supported by an expected increase in betting volume during the fourth quarter, which has historically been the strongest quarter of the year for revenue, the Company anticipates a modest increase in sports betting revenue compared with the third quarter, alongside continued growth in online casino revenue.

William Scott, President, Chief Financial Officer, Treasurer and Chairman of the Board of Meridian Holdings, commented, “We ended the quarter with cash of $16.0 million, compared with $7.8 million of bank and other loans, and total debt of $24.1 million, down from $34.7 million at the start of the year. We reduced our debt using internally generated cash, without raising equity capital in 2026. In September 2026, we agreed with the former owners of Meridianbet Group to extend the repayment of the remaining $15.6 million we owe them to November 2031, with no interest. The extension allows us to keep investing where we are growing.”

Earnings Call & Investor Resources

Meridian Holdings will host a conference call with pre-recorded remarks from management followed by a live question-and-answer session, today, November 10, 2026, at 8:00 a.m. ET to discuss the results. The audio webcast and the investor presentation are available in the investor relations section of the Company's website at https://meridian-holdings.com/investors/, and a replay will be available after the call.

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About Meridian Holdings

Meridian Holdings Inc. (NASDAQ: MRDN) is a sports betting and gaming group headquartered in Las Vegas, Nevada. The Company operates online and retail sports betting and casino gaming in 19 jurisdictions across Europe, Africa and Central and South America. Its betting and casino brands include Meridianbet, founded in Serbia in 2001 and active in 18 jurisdictions, and MexPlay in Mexico. RKings runs pay-to-enter prize competitions in the United Kingdom, and Classics for a Cause runs trade promotions in Australia. The Company's B2B businesses include Expanse Studios, which develops and licenses casino games, and GMAG, which resells third-party gaming content, mainly in Asia-Pacific. For more information, visit www.meridian-holdings.com.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Net Debt, Net Debt Leverage Ratio and Free Cash Flow are non-Generally Accepted Accounting Principles (GAAP) financial measures presented as supplemental indicators of the Company's performance and capital structure.

EBITDA represents net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude stock-based compensation expense, unrealized foreign exchange gains or losses, severance costs related to the termination of executive officers and directors, impairment losses on goodwill and other intangible assets, and restructuring costs, which include charges or expenses attributable to acquisition-related costs. Beginning in the first quarter of 2026, the Company changed its definition of Adjusted EBITDA to exclude unrealized foreign exchange gains and losses. Management believes this adjustment facilitates period-to-period comparisons of operating performance because these non-cash gains and losses primarily reflect fluctuations in foreign currency exchange rates. The Company recast the prior-period Adjusted EBITDA amounts presented below to conform to the current definition. Adjusted EBITDA for the three and nine months ended September 30, 2025 was $4.8 million and $14.0 million, respectively, after excluding unrealized foreign exchange gains of $0.9 million and $0.8 million, respectively. The Company previously reported Adjusted EBITDA of $5.7 million and $14.8 million for those periods, respectively.

Net Debt is defined as total debt, less cash and cash equivalents. Net Debt Leverage Ratio is defined as Net Debt at the balance sheet date divided by annualized Adjusted EBITDA for the period then ended, calculated for the third quarter of 2026 as Adjusted EBITDA for the nine months ended September 30, 2026, multiplied by four-thirds. Free Cash Flow is defined as net cash provided by operating activities less cash paid for intangible assets, cash paid for property, plant and equipment, and repayment of leases. Free Cash Flow does not represent cash available for discretionary spending, because it does not deduct required debt repayments.

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We present EBITDA and Adjusted EBITDA because we believe these measures provide investors with additional insight into our core operating performance by excluding the effects of financing costs, income taxes, depreciation and amortization, and, in the case of Adjusted EBITDA, certain non-cash and other specified items. We present Net Debt and the Net Debt Leverage Ratio to provide investors with a better understanding of our indebtedness, net of cash and cash equivalents, and our leverage relative to earnings. We present Free Cash Flow to provide insight into the cash generated from operating activities after investments in intangible assets and property, plant and equipment, and lease payments. We believe these non-GAAP financial measures, when considered together with our GAAP financial results, provide useful supplemental information for evaluating our operating performance, cash generation, liquidity and financial position.

These measures are non-GAAP measures, are unaudited, and have inherent limitations as analytical tools. These measures should not be considered in isolation, or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations include: they do not reflect cash expenditures or future capital requirements; they do not reflect working capital requirements or contractual commitments; they do not reflect significant interest expense, principal, or income tax payments; although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may require replacement in the future; and other companies may calculate these measures differently, limiting comparability. The Company's presentation of these measures should not be construed as implying that future results will be unaffected by unusual or non-recurring items.

For additional information regarding these non-GAAP financial measures, please refer to the sections titled “Reconciliation of U.S. GAAP Net Income (Loss) to EBITDA and Adjusted EBITDA (Unaudited)” and “Reconciliation of Net Debt and Leverage Calculation (Unaudited)”, included at the end of this release. Free Cash Flow is reconciled to net cash provided by operating activities in the table “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)”, also at the end of this release.

The Company does not provide a reconciliation of forward-looking Adjusted EBITDA to the most directly comparable GAAP financial measure because it is unable to do so without unreasonable effort due to the inherent uncertainty in forecasting certain items, including, but not limited to, stock-based compensation, transaction-related expenses, and other non-recurring or non-cash items; accordingly, a reconciliation is not available without unreasonable effort, and the unavailable information could have a material impact on the Company's future GAAP financial results.

Forward-Looking Statements

Certain statements made in this press release contain forward-looking information within the meaning of applicable securities laws, including within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 (“forward-looking statements”). Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” “may,” “should,” “could,” “potential” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

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Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, (a) the Company's need for significant additional financing to grow and expand our operations, complete acquisitions and satisfy post-closing obligations, including in connection with the Meridianbet acquisition; (b) dilution resulting from the conversion of preferred stock and warrants, and from acquisitions; (c) the Company's ability to complete acquisitions, the availability of funding for such transactions, and disruptions and other risks associated therewith; (d) the Company's reliance on third-party suppliers of gaming content and the cost of such content; (e) the Company's ability to obtain and maintain required gaming licenses; (f) the Company's ability to maintain the listing of its common stock on the Nasdaq Capital Market; (g) the Company's ability to effectively manage growth; (h) the Company's expectations regarding future growth, revenues and profitability; (i) the Company's expectations regarding future plans and the timing thereof; (j) the Company's reliance on its management team; (k) the fact that Aleksandar Milovanović has voting control over the Company; (l) related party relationships and potential conflicts of interest; (m) the effects of economic downturns, recessions, inflation, interest rate changes, global conflicts and other market conditions, including impacts on discretionary spending and the cost of capital; (n) the Company's ability to protect its proprietary information and intellectual property; (o) our ability to compete effectively in our markets; (p) the impact of current and future regulations, the Company's ability to comply with such regulations, potential penalties for non-compliance, and changes in the interpretation or enforcement of laws; (q) risks associated with gaming fraud, user cheating and cyber-attacks; (r) risks associated with system failures and disruptions to technology and infrastructure, including cybersecurity and hacking risks; (s) risks relating to inventory management; (t) foreign exchange and currency risks; (u) the outcome of contingencies, including legal proceedings; (v) competition from existing and new market participants; (w) the Company's ability to manage expenses related to sales and marketing and required general, administrative and technology investments; (x) general consumer sentiment and economic conditions affecting discretionary spending on the Company's products; (y) the risk of loss if customers or counterparties fail to meet contractual obligations, including with respect to receivables and financial institutions holding the Company's funds; (z) the risk that the Company may have difficulty meeting its financial liabilities as they come due; (aa) the risk that changes in market prices, including foreign exchange and interest rates, may affect the Company's income or the value of financial instruments; (bb) risks relating to the protection of players' deposits; (cc) risks that participants in sporting events may intentionally alter outcomes, resulting in higher than expected payouts; (dd) the impact of sporting results and payout variability on the Company's betting hold, revenue and margins, including outcomes that are unusually favorable to bettors; (ee) the outcome of legislative and judicial proceedings concerning Brazil's Provisional Measure No. 1,394/2026; (ff) the timing and outcome of pending regulatory approvals and certifications, including in New Jersey and Ontario; and (gg) changes in the taxation and regulation of prize competitions in the United Kingdom and of trade promotions in Australia. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this press release are reasonable, we provide no assurance that these plans, intentions or expectations will be achieved.

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Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company's publicly-filed reports, including, but not limited to, under the “Special Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's periodic and current filings with the SEC, including the Form 10-Qs and Form 10-Ks, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, and future periodic reports on Form 10-K and Form 10-Q. These reports are available at www.sec.gov.

The Company cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements except as required by applicable law. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on the Company's future results. The forward-looking statements included in this press release are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that is not paid for by the Company. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Preliminary Outlook

The preliminary outlook for the full year 2026 (the “Preliminary Outlook”) included herein was prepared by the Company in good faith using assumptions believed to be reasonable. A significant number of assumptions about the operations of the business of the Company were based, in part, on economic, competitive, and general business conditions prevailing at the time the Preliminary Outlook was developed. Any future changes in these conditions may materially impact the ability of the Company to achieve the financial results set forth in the Preliminary Outlook. The Preliminary Outlook is based on numerous assumptions, including realization of the operating strategy of the Company; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; general business and economic conditions; competition; retention of key management and other key employees; absence of material contingent or unliquidated litigation, indemnity, or other claims; minimal changes in current pricing; no significant increases in interest rates or inflation; and other matters, many of which will be beyond the control of the Company, and some or all of which may not materialize. Additionally, to the extent that the assumptions inherent in the Preliminary Outlook are based upon future business decisions and objectives, they are subject to change. Although the Preliminary Outlook is presented with numerical specificity and is based on reasonable expectations developed by the Company's management, the assumptions and estimates underlying the Preliminary Outlook are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Company. Accordingly, the Preliminary Outlook is only an estimate and is necessarily speculative in nature. It is expected that some or all of the assumptions in the Preliminary Outlook will not be realized and that actual results will vary from the Preliminary Outlook. Such variations may be material and may increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Preliminary Outlook. The projected financial information contained herein should not be regarded as a representation or warranty by the Company, its management, advisors, or any other person that the Preliminary Outlook can or will be achieved. The Company cautions that the Preliminary Outlook is speculative in nature and based upon subjective decisions and assumptions. As a result, the Preliminary Outlook should not be relied on as necessarily predictive of actual future events.

Contacts

Investors & Press: ir@meridian-holdings.com

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Meridian Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

	As of	As of
	September 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$15,981,765	$18,078,300
Accounts receivable, net	7,707,956	7,954,116
Accounts receivable – related parties	258,177	465,691
Taxes receivable	1,011,366	595,434
Inventory	3,608,599	5,524,570
Prepaid expenses	622,421	652,224
Other current assets	3,326,560	2,167,818
Total current assets	32,516,844	35,438,153

Non-current assets:
Goodwill & intangible assets, net	24,680,811	34,914,920
Property, plant & equipment, net	26,434,315	28,963,866
Investments	3,044,835	3,650,526
Deposits	5,440,495	6,315,584
Operating lease right-of-use assets	5,274,191	6,296,336
Other non-current assets	77,200	2,499,415
Total non-current assets	64,951,847	82,640,647
Total assets	$97,468,691	$118,078,800

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$24,710,733	$20,572,774
Accounts payable - related parties	37,500	295,165
Current portion of operating lease liability	2,693,499	2,656,508
Current portion of long-term loan	6,705,268	10,581,035
Taxes payable	4,571,822	5,011,261
Other current liabilities	1,187,513	1,592,958
Deferred revenues	769,047	1,111,332
Contingent liability	233,988	228,667
Current portion of consideration payable – related parties	-	16,199,672
Current portion of consideration payable	707,947	1,317,526
Total current liabilities	41,617,317	59,566,898
Non-current liabilities:
Non-current portion of operating lease liability	2,489,092	3,562,859
Non-current portion of long-term loan	1,061,592	6,590,907
Other non-current liabilities	18,805	19,510
Consideration payable – related parties	15,625,672	-
Total non-current liabilities	19,195,161	10,173,276
Total liabilities	$60,812,478	$69,740,174

Shareholders’ equity:
Preferred stock: $0.00001 par value; 20,000,000 shares authorized	-	-
Preferred stock, Series C: $0.00001 par value, 1,000 shares designated, 1,000 and 1,000 shares issued and outstanding, respectively	-	-
Common stock: $0.00001 par value; 25,000,000 shares authorized; 12,681,533 and 12,641,023 shares issued and outstanding, respectively	$126	$126
Stock payable	144,443	102,006
Stock payable – related party	261,542	573,154
Additional paid-in capital	83,812,149	82,933,355
Treasury stock, at cost (17,062 and 17,062 shares, respectively)	(244,208)	(244,208)
Accumulated other comprehensive income (loss)	(5,371,975)	(3,753,485)
Accumulated deficit	(41,969,903)	(33,065,622)
Total shareholders’ equity of MRDN	36,632,174	46,545,326
Noncontrolling interests	24,039	1,793,300
Total equity	36,656,213	48,338,626
Total liabilities and equity	$97,468,691	$118,078,800

See accompanying notes to consolidated financial statements.

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Meridian Holdings Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Revenues	$45,964,912	$47,316,308	$146,262,781	$133,284,729
Cost of goods sold	(21,151,756)	(20,929,885)	(66,450,465)	(58,325,326)
Gross profit	24,813,156	26,386,423	79,812,316	74,959,403

Operating expenses
Selling, general and administrative expenses	28,193,166	26,774,044	77,595,267	77,757,891
Impairment of goodwill	5,903,000	-	5,903,000	-
Impairment of intangible assets	5,627,653	-	5,627,653	-
Total operating expenses	39,723,819	26,774,044	89,125,920	77,757,891
Loss from operations	(14,910,663)	(387,621)	(9,313,604)	(2,798,488)

Other income (expense):
Interest expense	(246,253)	(510,636)	(900,164)	(3,463,665)
Interest earned	135,040	62,036	176,172	122,856
Foreign exchange loss/gain	(102,655)	817,201	(676,924)	1,187,414
Other income	574,359	634,458	1,613,629	1,731,537
Total other income (expense)	360,491	1,003,059	212,713	(421,858)
Net income (loss) before tax	(14,550,172)	615,438	(9,100,891)	(3,220,346)
Provision for income taxes	179,668	201,636	1,498,922	355,960
Net income (loss)	$(14,729,840)	$413,802	$(10,599,813)	$(3,576,306)
Less: Net loss attributable to noncontrolling interest	(1,473,443)	(152,212)	(1,769,261)	(326,367)
Net income (loss) attributable to MRDN	$(13,256,397)	$566,014	$(8,830,552)	$(3,249,939)

Weighted average common shares outstanding:
Basic	12,674,275	11,647,457	12,660,364	11,376,531
Diluted	12,674,275	11,896,564	12,660,364	11,376,531
Net income (loss) per common share attributable to MRDN:
Basic	$(1.05)	$0.05	$(0.70)	$(0.29)
Diluted	$(1.05)	$0.05	$(0.70)	$(0.29)

Net income (loss)	$(14,729,840)	$413,802	$(10,599,813)	$(3,576,306)
Foreign currency translation adjustments	(245,066)	(667,259)	(1,618,490)	4,902,319
Comprehensive income (loss)	(14,974,906)	(253,457)	(12,218,303)	1,326,013
Less: Comprehensive loss attributable to noncontrolling interest	(1,473,443)	(152,212)	(1,769,261)	(326,367)
Comprehensive income (loss) attributable to MRDN	$(13,501,463)	$(101,245)	$(10,449,042)	$1,652,380

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Meridian Holdings Inc. and Subsidiaries

Consolidated Statements of Cash Flow

(Unaudited)

	Nine Months Ended
	September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(10,599,813)	$(3,576,306)
Adjustments to reconcile net loss to cash provided by operating activities:
Fair value of stock-based compensation	537,005	3,003,054
Non-cash interest expense related to debt discount amortization	227,009	2,025,763
Amortization of intangible assets	3,913,460	7,193,854
Depreciation of property, plant and equipment	3,959,472	4,193,434
Loss on valuation / Impairment	11,530,653	-
Bad debt expense	1,163,524	229,239
Non-cash one off items	86,449	-

Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(650,561)	(1,414,498)
(Increase) decrease in accounts receivable – related party	(84,768)	163,623
(Increase) decrease in taxes receivable	(415,932)	62,764
(Increase) decrease in prepaid expenses	30,740	9,008
(Increase) decrease in other current assets	(1,154,473)	511,107
(Increase) decrease in inventories	1,910,636	(1,430,867)
(Increase) decrease in deposits	875,089	(510,361)
(Increase) decrease in other non-current assets	915,530	10,394
Increase (decrease) in accounts payable and accrued liabilities	4,438,351	6,169,306
Increase (decrease) in accounts payable – related party	(258,769)	316,660
Increase (decrease) in taxes payable	(442,771)	325,554
Increase (decrease) in deferred revenues	(363,121)	(91,845)
Increase (decrease) in customer deposit	(588,742)	306
Increase (decrease) in other current liabilities	181,939	100,723
Increase (decrease) in other liabilities	411,268	(881,463)
Increase (decrease) in operating lease liabilities	2,117,252	740,146
Net cash provided by operating activities	17,739,427	17,149,595

Cash flows from investing activities:
Cash paid for intangible assets	(3,064,459)	(8,229,598)
Cash paid for investments	-	(26,714)
Cash paid for property, plant and equipment	(1,508,404)	(4,424,257)
Cash paid for purchase of subsidiaries	(980,390)	(715,650)
Cash distribution to former owners of MeridianBet Group in connection with the Purchase	(574,000)	(1,709,971)
Net cash used in investing activities	(6,127,253)	(15,106,190)

Cash flows from financing activities:
Repayment on debt	(9,043,611)	(17,989,308)
Repayment of lease	(2,245,498)	(1,999,714)
Payments of fractional shares	(1,115)	-
Proceeds from dividends	-	-
Proceeds from loans and borrowings	-	1,172,000
Proceeds from sale of stock	-	1,692,430
Net cash used in financing activities	(11,290,224)	(17,124,592)

Effect of exchange rate changes on cash	(2,418,485)	6,997,881

Net increase (decrease) in cash and cash equivalents	(2,096,535)	(8,083,306)
Cash and cash equivalents at beginning of year	18,078,300	30,125,944
Cash and cash equivalents at end of the quarter	15,981,765	$22,042,638

Supplemental cash flows disclosures
Interest paid	$673,155	$1,416,882
Tax paid	$2,184,941	$3,047,948

Non-cash financing activities
Common stock issued for vested RSUs	$-	$1
Debt conversion	$-	$11,997,408
Acquisition of minority interest	$-	$393,038
Shares issued for settlement of True-up liability	$-	$518,651

See accompanying notes to consolidated financial statements.

14

Reconciliation of U.S. GAAP Net Income (Loss) to EBITDA and Adjusted EBITDA (Unaudited)

	Three Months Period Ended		Nine Months Period Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income (loss)	$(14,729,840)	$413,802	$(10,599,813)	$(3,576,306)
+ Interest expense	246,253	510,636	900,164	3,463,665
- Interest income	(135,040)	(62,036)	(176,172)	(122,856)
+ Taxes	179,668	201,636	1,498,922	355,960
+ Depreciation	1,338,467	1,413,163	3,959,472	4,193,434
+ Amortization	1,356,786	2,575,834	3,913,460	7,193,854
EBITDA	$(11,743,706)	$5,053,035	$(503,967)	$11,507,751
+ Stock-based compensation	386,240	546,415	537,005	3,003,054
+ Restructuring costs	-	128,156	-	278,090
- Unrealized foreign exchange gain or (loss)	155,451	(900,672)	686,799	(825,368)
+ Impairment losses on intangible assets	11,530,653	-	11,530,653	-
+ Severance costs	30,000	-	318,741	-
Adjusted EBITDA	$358,638	$4,826,934	$12,569,231	$13,963,527

Reconciliation of Net Debt and Leverage Calculation (Unaudited)

Current portion of long-term loan	6,705,268
Non-current portion of long-term loan	1,061,592
Consideration payable, current	707,947
Consideration payable, related parties, non-current	15,625,672
Total Debt	$24,100,479
Less: cash and cash equivalents	(15,981,765)
Net debt	$8,118,714
Divided by: annualized nine-month 2026 Adjusted EBITDA	16,758,975
Net debt leverage ratio	0.48

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2026	September 30, 2025
Net cash provided by operating activities	17,739,427	17,149,595
Less: cash paid for intangible assets	(3,064,459)	(8,229,598)
Less: cash paid for property, plant and equipment	(1,508,404)	(4,424,257)
Less: repayment of leases	(2,245,498)	(1,999,714)
Free cash flow	$10,921,066	$2,496,026

15